Exhibit 99.5

Unaudited Pro Forma Computation of Ratio of Earnings to Fixed Charges

Fiscal Year Ended February 1, 2014
(in millions, except ratio)
Earnings:
Income before income taxes	$555.2
Capitalized interest (1)	$0.2
Fixed charges (2)	214.8

Total Earnings	$770.2

Fixed Charges:
Interest expense, net	$41.9
Amortization of debt issuance costs (3)	3.4
Capitalized interest	0.3
Estimate of interest within rental expense (4)	169.2

Total Fixed Charges	$214.8

Pro Forma Ratio of Earnings to Fixed Charges	3.59x

(1)	Includes the net of deductions for interest capitalized and additions for amortization of previously capitalized interest.

(2)	Fixed charges comprise interest expense, net, amortization of debt issuance costs, capitalized interest and an estimate of the interest within rental expense.

(3)	Primarily includes amortization costs associated with the issuance of new debt and amortization associated with our current credit facility amendment fees.

(4)	Interest within rental expense is estimated to be one-third of rental expense.

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